Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Richmond Honan Medical Properties Inc. Registration Statement on Form S-11 of our report dated August 4, 2010 related to the Ziegler Healthcare Real Estate Funds Combined Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Blackman Kallick, LLP

August 9, 2010